Exhibit 10.2

EMBARCADERO PLACE

2300 BUILDING

2300 GENG ROAD

PALO ALTO, CALIFORNIA

OFFICE LEASE AGREEMENT

BETWEEN

EOP-EMBARCADERO PLACE, L.L.C.,

a Delaware limited liability company

(“LANDLORD”)

AND

GIGOPTIX, INC.,

a Delaware corporation

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information	1

2.	Lease Grant	3

3.	Adjustment of Commencement Date; Possession	3

4.	Rent	3

5.	Compliance with Laws; Use	4

6.	Security Deposit	4

7.	Building Services	5

8.	Leasehold Improvements	5

9.	Repairs and Alterations	6

10.	Entry by Landlord	7

11.	Assignment and Subletting	7

12.	Liens	8

13.	Indemnity and Waiver of Claims	8

14.	Insurance	8

15.	Subrogation	9

16.	Casualty Damage	9

17.	Condemnation	10

18.	Events of Default	10

19.	Remedies	10

20.	Limitation of Liability	12

21.	Relocation	12

22.	Holding Over	12

23.	Subordination to Mortgages; Estoppel Certificate	12

24.	Notice	13

25.	Surrender of Premises	13

26.	Miscellaneous	13

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) is made and entered into as of the 9 th day of December, 2009, by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company (“Landlord”) and GIGOPTIX, INC., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), Exhibit F (Additional Provisions), Exhibit G (Parking Agreement), and Exhibit H-1 (Hazardous Materials) and Exhibit H-2 (Hazardous Materials Questionnaire).

1.	Basic Lease Information.

1.01	“Building” shall mean the building located at 2300 Geng Road, Palo Alto, California, commonly known as 2300 Building, in the project commonly known as Embarcadero Place. “Rentable Square Footage of the Building” is deemed to be 49,453 square feet.

1.02

“Premises” shall mean the area shown on Exhibit A to this Lease. The Premises is located on the 2nd floor and known as Suite No. 250. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The “Rentable Square Footage of the Premises” is deemed to be 13,457 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.03	“Base Rent”:

Months of Term	Annual Rate Per Square Foot	Monthly Base Rent
1 – 12	$12.51	$14,029.50
13 – 24	$18.08	$20,280.30
25 – 36	$19.20	$21,529.35
37 – 48	$20.47	$22,951.26

Notwithstanding anything in this Lease to the contrary, so long as Tenant is not in default under this Lease, Tenant shall be entitled to an abatement of rental as described below:

(a)

an abatement of Base Rent with respect to the Premises, as originally described in this Lease, in the amount of $14,029.50 per month for the first 2 full calendar months of the Term, and in the amount of $8,643.00 for the 3rd full calendar month of the Term. The maximum total amount of Base Rent abated with respect to the Premises in accordance with the foregoing shall equal $36,702.00; plus

(b)

an abatement of Tenant’s Monthly Expense and Tax Payment applicable to the Premises, as originally described in this Lease, for the first full calendar month of the Term and for the first 4 days of the 2nd full calendar month of the Term (collectively, the “Abated Additional Rent”) (the Abated Base Rent and the Abated Additional Rent are referred to collectively as the “Abated Rent”).

If Tenant defaults under this Lease at any time during the Term and fails to cure such default within any applicable cure period under this Lease, then all unamortized Abated Rent (i.e. based upon the amortization of the Abated Rent in equal monthly amounts, without interest, during the period commencing on the Commencement Date and ending on the original Termination Date) shall immediately become due and payable. Only Base Rent and Tenant’s Pro Rata Share of Expenses and Taxes shall be abated pursuant to this Section 1.03., as more particularly described herein, and all other Additional Rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

1.04	“Tenant’s Pro Rata Share”: 27.2117%.

Tenant’s Monthly Expense and Tax Payment: $13,356.07, which is Tenant’s Pro Rata Share of the monthly estimated Expenses and monthly estimated Taxes (as more fully described in, and subject to adjustment as described in, Exhibit B attached hereto). The fifth monthly installment of Tenant’s Monthly Expense and Tax Payment and the Base Rent due for the fifth month of the Term ($9,419.90) shall be due and payable upon execution and delivery of this Lease by Tenant (subject to the abatement of Rent described in Section 1.03 above).

1.05	“Base Year” for Taxes (defined in Exhibit B): N/A; “Base Year” for Expenses (defined in Exhibit B): N/A.

1.06	“Term”: A period of 48 months. The Term shall commence on January 1, 2010 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on December 31, 2013 (the “Termination Date”).

1.07	“Allowance(s)”: $75,000, as more particularly described in the agreement (the “Work Letter”) attached to this Lease as Exhibit C.

1.08	“Security Deposit”: $20,000, as more fully described in Section 6.

1.09	“Guarantor(s)”: As of the date of this Lease, there are no Guarantors.

1.10	“Broker(s)”: Jones Lang LaSalle Palo Alto, representing Tenant (“Tenant’s Broker”), and Cornish & Carey Palo Alto (“Landlord’s Broker”), representing Landlord.

1.11	“Permitted Use”: General office use and software research and development (including an electronics lab).

1.12	“Notice Address(es)”:

LANDLORD:

Equity Office

2655 Campus Drive

Suite 100

San Mateo, California 94403

Attn: Building manager

with copies to:

Equity Office

2655 Campus Drive

Suite 100

San Mateo, California 94403

Attn: Managing Counsel

and

Equity Office

Two North Riverside Plaza

Suite 2100

Chicago, IL 60606

Attn: Lease Administration

TENANT:

The Premises.

1.13	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 8:00 a.m. to 6:00 p.m. on Business Days.

1.14	“Tenant Improvement Work” means the work that Landlord is obligated to perform in the Premises pursuant to a separate agreement (the “Work Letter”) attached to this Lease as Exhibit C.

1.15	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others (the “Common Areas”).

3.	Adjustment of Commencement Date; Possession.

3.01 [Intentionally Omitted]

3.02 Subject to Landlord’s obligation to perform Tenant Improvement Work as provided in the Work Letter, the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, however Landlord shall use reasonable efforts to obtain possession of the space. The Commencement Date for the space, in such event, shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease; however, Tenant shall not pay Rent (defined in Section 4.01) to Landlord for its possession before the Commencement Date [except for the cost of services requested by Tenant (e.g. janitorial service and after-hours HVAC)]. Subject to the terms of this Section 3.02., Tenant shall have the right to enter the Premises prior to the Commencement Date, at Tenant’s sole risk, for the purpose of installing equipment, cabling, furnishings and other personality and, at Tenant’s option, for commencing business operations in the Premises.

4.	Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the fifth full calendar month of the Term, and the fifth monthly installment of Additional Rent for Expenses and Taxes, subject to the abatement of Base Rent and Tenant’s Monthly Expense and Tax Payment described in Section 1.03 above, shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent, provided that Tenant shall be entitled to a grace period of 5 days for the first 2 late payments of Rent in a calendar year. In addition, past due Rent shall accrue interest at 12% per annum. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use.

The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or the Property or interferes with the operation of the Building or the Property. Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises or from any portion of the Common Areas as a result of the use by Tenant or any Tenant Related Party thereof. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any immoral, improper or unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings which could endanger the structure, or place any harmful substances in the drainage system of the Building or Property. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designated for that purpose by Landlord. The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. If, as a result of Tenant’s performance of any Alterations, Landlord becomes required under Law to perform any inspection or give any notice relating to the Premises or such Alteration, or to ensure that such alteration is performed in any particular manner, Tenant shall comply with such requirement on Landlord’s behalf and promptly thereafter provide Landlord with reasonable documentation of such compliance. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9).

6.	Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 18) by Tenant, or to satisfy any other loss or damage resulting from Tenant’s Default as provided in Section 19. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

If, (a) as of the date on which this Lease is fully executed and delivered, Landlord holds at least $30,000.00 as a security deposit under the Existing Lease (as defined in Section 6 of Exhibit F) (“Existing Security”), and (b) Landlord and Tenant enter into an amendment to the Existing Lease (the “Existing Lease Amendment”) on or prior to the Contingency Date, which amendment reduces the security deposit then required under the Existing Lease to $10,000.00 or less, then (i) effective as of the later of the date on which this Lease is fully executed and delivered or the date the Existing Lease Amendment is fully executed and delivered, $20,000.00 of the Existing Security automatically shall be deemed to be held by Landlord as the Security Deposit under this Lease and Landlord shall have no obligation to return such portion of the Existing Security to Tenant under the Existing Lease (as amended), and (ii) Tenant shall not be required to deliver any funds to Landlord pursuant to Section 1.08 or this Section 6 of this Lease with respect to the initial Security Deposit hereunder. If the conditions set forth in clauses (a) and (b) above are not satisfied, Tenant shall deposit with Landlord, within five (5) days of demand, the full amount of the Security Deposit set forth in Section 1.08 of this Lease.

7.	Building Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories and the sink(s) in the Premises existing as of the date hereof; (b) customary heat and air conditioning in season during Building Service Hours, although Tenant shall have the right to receive HVAC service during hours other than Building Service Hours by paying Landlord’s then standard charge for additional HVAC service and providing such prior notice as is reasonably specified by Landlord; (c) standard janitorial service on Business Days; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; (f) access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such protective services or monitoring systems, if any, as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards; and (g) such other services as Landlord reasonably determines are necessary or appropriate for the Property. As of the date hereof, Landlord’s charge for after hours heating and air conditioning service is $55.00 per hour, subject to change from time to time, upon Landlord’s written or verbal notice to Tenant.

7.02 Electricity used by Tenant in the Premises shall be paid for by Tenant through inclusion in Expenses (except as provided for excess usage). Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Service Hours or overall load, that which Landlord reasonably deems to be standard for the Building. Landlord shall have the right to measure electrical usage by commonly accepted methods, including the installation of measuring devices such as submeters and check meters. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord Additional Rent for the cost of such excess electrical usage and for the cost of purchasing and installing the measuring device(s).

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 3 consecutive Business Days as a result of a Service Failure that is reasonably within the control of Landlord to correct, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

8.	Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (defined in Section 9.03) (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant, provided that Tenant, at its expense, in compliance with the National Electric Code or other applicable Law, shall remove any Cable (defined in Section 9.01 below). In addition, Landlord, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove any Tenant Improvement Work or Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (the Cable and such other items collectively are referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. The Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, including any Tenant Improvement Work, as such terms may be defined in the Work Letter attached as Exhibit C, may request in writing that

Landlord advise Tenant whether the Alteration, including any Tenant Improvement Work, or any portion thereof, is a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the alteration or other improvements are Required Removables.

9.	Repairs and Alterations.

9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls; (e) electronic, fiber, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. Subject to the terms of Section 15 below, to the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than 15 days after notice (“Notice to Repair”) from Landlord, Landlord may make the repairs, provided that, if such repairs cannot reasonably be made by Tenant within such 15 day period, Tenant shall be allowed such additional time (not to exceed 60 days from the date of the Notice to Repair) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 15 days from the Notice to Repair and diligently pursues the cure to completion. Notwithstanding anything to the contrary set forth herein, in the event of an emergency, Landlord may make such repairs to the Premises without notice to Tenant or cure period, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 3% of the cost of the repairs.

9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor Laws now or hereinafter in effect.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 10% of the cost of the non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity(ies) which directly or indirectly controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Tenant hereby waives the provisions of Section 1995.310 of the California Civil Code, or any similar or successor Laws, now or hereinafter in effect, and all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable Laws, on behalf of the proposed transferee. Any Transfer in violation of this Section shall, at Landlord’s option, be deemed a Default by Tenant as described in Section 18, and shall be voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease or subletting of more than 20% of the Rentable Square Footage of the Premises for more than 50% of the remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Tenant shall pay Landlord a review fee for Landlord’s review of any Permitted Transfer or requested Transfer. If Tenant executes Landlord’s standard form of consent without any changes to this Lease or material changes to the consent, the review fee shall be $1,500.00. However, if Tenant or the transferee requests, and Landlord agrees to, material changes to Landlord’s standard form of consent or if there are material negotiations related thereto or if this Lease needs to be amended as a result thereof, and if Landlord’s reasonable costs and expenses (including reasonable attorney’s fees and costs attributable to time expended by in house counsel, accountants or other personnel of Landlord) exceed $1,500.00, Tenant shall reimburse Landlord for such reasonable costs and expenses incurred in connection with its review of the requested Transfer in lieu of a fixed review fee.

11.03 Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04 Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change, or in the event of a Transfer to an Affiliate (defined below), the Affiliate has a net worth equal to Tenant’s net worth at the date of this Lease; (c) the Permitted Use does not allow the Premises to be used for retail purposes; and (d) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

12.	Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law and, if Tenant fails to do so, Tenant shall be deemed in Default under this Lease and, in addition to any other remedies available to Landlord as a result of such Default by Tenant, Landlord, at its option, may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

13.	Indemnity and Waiver of Claims.

Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord or the Landlord Related Parties. Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security or protective services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord.

14.	Insurance.

Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $3,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Cause of Loss Form, including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant;

(c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the managing agent for the Building (or any successor), EOP Operating Limited Partnership, Equity Office Properties Trust and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord and its successors as the interest of such designees shall appear. In addition, Landlord shall be named as a loss payee with respect to Property/Business Interruption Insurance on the Leasehold Improvements. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value as reasonably estimated by Landlord, together with such other insurance coverage as Landlord, in its reasonable judgment, may elect to maintain.

15.	Subrogation.

Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance. For the purposes of this waiver, any deductible with respect to a party’s insurance shall be deemed covered by and recoverable by such party under valid and collectable policies of insurance.

16.	Casualty Damage.

16.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 210 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building or Premises occurs.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

16.03 The provisions of this Lease, including this Section 16, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises or the Property, and any Laws, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any similar or successor Laws now or hereinafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises or the Property.

17.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure, or any similar or successor Laws.

18.	Events of Default.

In addition to any other default specifically described in this Lease, each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 3 days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 10 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 10 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 10 days and diligently pursues the cure to completion; (c) Tenant permits a Transfer without Landlord’s required approval or otherwise in violation of Section 11 of this Lease; (d) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (e) the leasehold estate is taken by process or operation of Law; (f) in the case of any ground floor or retail Tenant, Tenant does not take possession of or abandons or vacates all or any portion of the Premises; or (g) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord or an affiliate of Landlord at the Building or another building within the project in which the Building is located, including, without limitation, the Existing Lease (as amended). If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on 3 separate occasions during any 12-month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.01 Upon the occurrence of any Default under this Lease, whether enumerated in Section 18 or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations, except for those notices specifically required pursuant to the terms of Section 18 or this Section 19, and waives any and all other notices or demand requirements imposed by applicable law):

(a)	Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(i)	The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(ii)	The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(iii)	The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(iv)	Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(v)	All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (i) and (ii) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (A) the greatest per annum rate of interest permitted from time to time under applicable law, or (B) the Prime Rate plus 5%. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (iii), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%;

(b)	Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

(c)	Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Paragraph 19.01(a).

19.02 The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

19.03 TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (c) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

19.04 No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

19.05 If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord.

19.06 This Section 19 shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

20.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

21.	Relocation.

[Intentionally Omitted].

22.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23.	Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.

24.	Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.	Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within 2 days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

26.	Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Lease. Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Lease or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

26.06 Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company

By:
Name:	Kenneth Young
Title:	Vice President - Leasing

TENANT:

GIGOPTIX, INC., a Delaware corporation

By:
Name:	Avi Katz
Title:	CEO

Tenant’s Tax ID Number (SSN or FEIN)

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

This Exhibit is attached to and made a part of the Lease by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company (“Landlord”) and GIGOPTIX, INC., a Delaware corporation (“Tenant”) for space in the Building located at 2300 Geng Road, Palo Alto, California.

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EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company (“Landlord”) and GIGOPTIX, INC., a Delaware corporation (“Tenant”) for space in the Building located at 2300 Geng Road, Palo Alto, California.

1.	Payments.

1.01 Tenant shall pay Tenant’s Pro Rata Share of the total amount of Expenses and Taxes for each calendar year during the Term. Landlord shall provide Tenant with a good faith estimate of the total amount of Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the total amount of Expenses and Taxes. If Landlord determines that its good faith estimate of the Expenses or of the Taxes was incorrect by a material amount, Landlord may provide Tenant with a revised estimate, but not more often than twice per calendar year. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses and Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent, at Tenant’s option.

1.02 As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual amount of Expenses and Taxes for the prior calendar year and Tenant’s Pro Rata Share of Expenses and Taxes for the prior calendar year, which statement shall show electricity cost details. If the estimated amount of Expenses and Taxes for the prior calendar year is more than the actual amount of Expenses and Taxes for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated amount of Expenses and Taxes for the prior calendar year is less than the actual amount of Expenses and Taxes for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and Taxes, any underpayment for the prior calendar year.

2.	Expenses.

2.01 “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; (b) management fees; (c) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity, gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the

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total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

2.02 Expenses shall not include:

A.	the cost of capital improvements (except as set forth above);

B.	depreciation;

C.	principal payments of mortgage and other non-operating debts of Landlord;

D.	the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds;

E.	all “tenant allowances”, “tenant concessions” and other costs or expenses incurred in fixturing, furnishing, renovating or otherwise improving, decorating or redecorating space for tenants or other occupants of the Building, or vacant leaseable space in the Building, except in connection with general maintenance and repairs provided to the tenants of the Building in general;

F.	costs incurred in connection with the sale, financing or refinancing of the Building;

G.	fines, interest and penalties incurred due to the late payment of Taxes or Expenses;

H.	any costs of Landlord’s general overhead, including general administrative expenses, which costs would not be chargeable to operating expenses of the Building in accordance with generally accepted accounting principals, consistently applied;

I.	any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases;

J.	attorney’s fees and other expenses incurred in connection with negotiations or disputes with prospective tenants or tenants or other occupants of the Building;

K.	costs incurred by Landlord in connection with the correction of defects in design and original construction of the Building or Property;

L.	ground lease rental;

M.	advertising and promotional expenditures and costs of signs in or on the Building identifying the owner of the Building or any tenant in the Building;

N.	the cost or expense of any services or benefits provided generally to other tenants in the Building and not provided or available to Tenant;

O.	fines or penalties incurred as a result of violation by Landlord of any applicable Laws;

P.	all items (including repairs) and services for which Tenant or other tenants pay directly to third parties or for which Tenant or other tenants reimburse Landlord (other than through Expenses); and

Q.	sums (other than management fees, it being agreed that the management fees included in Expenses are as described in Section 2.01 above) paid to subsidiaries or other affiliates of Landlord for services on or to the Property, Building and/or Premises, but only to the extent that the costs of such services exceed the competitive cost for such services rendered by persons or entities of similar skill, competence and experience.

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2.03 If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3. “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Taxes, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in Taxes within 30 days after Tenant’s receipt of a statement from Landlord.

4. Audit Rights. Tenant, within 365 days after receiving Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for that calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. However, notwithstanding the foregoing, if Landlord and Tenant determine that Expenses for the Building for the year in question were less than stated by more than 5%, Landlord, within 30 days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for the reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 365 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

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EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company (“Landlord”) and GIGOPTIX, INC., a Delaware corporation (“Tenant”) for space in the Building located at 2300 Geng Road, Palo Alto, California.

As used in this Exhibit C (this “Work Letter”), the following terms shall have the following meanings: “Agreement” means the lease of which this Work Letter is a part. “Premises” means the Premises as initially defined in the attached lease. “Tenant Improvements” means all improvements to be constructed in the Premises pursuant to this Work Letter. “Tenant Improvement Work” means the construction of the Tenant Improvements, together with any related work (including demolition) that is necessary to construct the Tenant Improvements.

1	ALLOWANCE.

1.1 Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Allowance”) in the amount of $75,000.00 to be applied toward the Allowance Items (defined in Section 1.2 below). Tenant shall be responsible for all costs associated with the Tenant Improvement Work, including the costs of the Allowance Items, to the extent such costs exceed the lesser of (a) the Allowance, or (b) the aggregate amount that Landlord is required to disburse for such purpose pursuant to this Work Letter. If any portion of the Allowance remains after the Allowance Items have been fully paid for, Landlord, upon Tenant’s request, shall disburse such portion of the Allowance (the “Excess Allowance”) to Tenant, to be applied (as specified in Tenant’s request), toward (i) the reasonable costs of furniture or typical office equipment purchased by Tenant for use in the Premises during the Term (“FF&E Costs”), which furniture and/or equipment shall be Tenant’s Property under the Agreement, within 30 days after receiving paid invoices from Tenant with respect to such FF&E Costs, (ii) the cost of moving Tenant’s furniture, equipment and/or other personal property into the Premises (“Moving Costs”), within 30 days after receiving paid invoices from Tenant with respect to such Moving Costs, (iii) the cost of installing data or telecommunications cabling in the Premises (“Cabling Costs”), within 30 days after receiving paid invoices from Tenant with respect to such Cabling Costs; (iv) the installment(s) of Base Rent next due and payable under the Lease, as amended, or (v) provided Landlord is then the landlord under the Existing Lease (as amended), towards any “Allowance Items”, “FF&E Costs”, “Moving Costs” or “Cabling Costs” under the Existing Lease Amendment (as defined in Section 6 of the Agreement), to the extent defined in and provided for in the Existing Lease Amendment. Notwithstanding the foregoing, if Tenant fails to use the entire Allowance (including any Excess Allowance) by October 31, 2010, the unused amount shall revert to Landlord and Tenant shall have no further rights with respect thereto. Notwithstanding any provision in this Work Letter or the Existing Lease Amendment to the contrary, in no event shall Landlord’s collective allowance payment/application obligations pursuant to this Work Letter and the “Work Letter” attached to the Existing Lease Amendment, if any, exceed $100,000.00.

1.2 Disbursement. Except as otherwise provided in this Work Letter, the Allowance shall be disbursed by Landlord only for the following items (the “Allowance Items”): (a) the fees of the Architect (defined in Section 2.1 below) and the Engineers (defined in Section 2.1 below); (b) plan-check, permit and license fees relating to performance of the Tenant Improvement Work; (c) the cost of performing the Tenant Improvement Work, including after hours charges, testing and inspection costs, freight elevator usage, hoisting and trash removal costs, and contractors’ fees and general conditions; (d) the cost of any change to the base, shell or core of the Premises or Building required by the Plans (defined in Section 2.1 below) (including if such change is due to the fact that such work is prepared on an unoccupied basis), including all direct architectural and/or engineering fees and expenses incurred in connection therewith; (e) the cost of any change to the Plans or Tenant Improvement Work required by Law; (f) the Coordination Fee (defined in Section 2.3 below); (g) sales and use taxes; and (h) all other costs expended by Landlord in connection with the performance of the Tenant Improvement Work.

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2	PLANS.

2.1 Selection of Architect/Plans. Landlord shall retain the architect/space planner (the “Architect”) and the engineering consultants (the “Engineers”) of Landlord’s choice to prepare all architectural plans for the Premises and all engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises. The plans and drawings to be prepared by the Architect and the Engineers shall be referred to in this Work Letter as the “Plans.” Tenant shall be responsible for ensuring that all elements of the design of the Plans are suitable for Tenant’s use of the Premises, and neither the preparation of the Plans by the Architect or the Engineers nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility. Landlord shall cause the Architect and the Engineers to use the Required Level of Care (defined below) to cause the Plans to comply with Law; provided, however, that Tenant, not Landlord, shall be responsible for any violation of Law by the Plans resulting from Tenant’s use of the Premises for other than general office purposes. Tenant acknowledges and agrees that if Landlord breaches its obligations under the preceding sentence, any resulting obligation of Landlord to pay (outside the Allowance) for any alteration to the Premises required by Law shall be limited to the excess, if any, of the sum of the cost of such alteration plus the cost of the Tenant Improvement Work performed pursuant to the Approved Construction Drawings (defined in Section 2.5 below) over the amount that it would have cost to perform the Tenant Improvement Work pursuant to the Approved Construction Drawings if the Approved Construction Drawings had complied with Law. As used herein, “Required Level of Care” means the level of care that reputable architects and engineers customarily use to cause drawings and specifications to comply with Law where such drawings and specifications are prepared for spaces in buildings comparable in quality to the Building. Tenant shall be responsible for ensuring that the Plans comply with Law to the extent Landlord is not expressly so responsible under this Section 2.1, and neither the preparation of the Plans by the Architect or the Engineers nor Landlord’s approval of the Plans shall relieve Tenant from such responsibility. To the extent that either party (the “Responsible Party”) is responsible under this Section 2.1 for causing the Plans to comply with Law, the Responsible Party may contest any alleged violation of Law in good faith, including by seeking a waiver or deferment of compliance, asserting any defense allowed by Law, and exercising any right of appeal (provided that the other party incurs no liability as a result of such contest and that, after completing such contest, the Responsible Party makes any modification to the Plans or any alteration to the Premises that is necessary to comply with any final order or judgment).

2.2 Initial Programming Information. Tenant shall furnish to Landlord all information necessary in the judgment of Landlord, the Architect and the Engineers for the preparation of a conceptual space plan for the Premises (a “Space Plan”), including layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, the number and sizes of workstations, number and size of kitchen, copy, reception and storage areas (collectively, the “Initial Programming Information”). The Initial Programming Information shall be consistent with Landlord’s requirements for avoiding aesthetic, engineering or other conflicts with the design and function of the balance of the Building (collectively, the “Landlord Requirements”) and shall otherwise be subject to Landlord’s reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Initial Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Initial Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Initial Programming Information, Tenant shall modify the Initial Programming Information and resubmit it for Landlord’s review and approval. Such procedure shall be repeated as necessary until Landlord has approved the Initial Programming Information.

2.3 Space Plan. After approving the Initial Programming Information, Landlord shall cause the Architect to prepare and deliver to Tenant a Space Plan that conforms to the Initial Programming Information. Such preparation and delivery shall occur within 10 business days after the later of Landlord’s approval of the Initial Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Space Plan by notice to Landlord. If Tenant disapproves the Space Plan, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Space Plan. After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Space Plan, taking into account the reasons for Tenant’s disapproval (provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Space Plan that is inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Space Plan to Tenant for its approval. Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such

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longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such execution and delivery) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Space Plan.

2.4 Additional Programming Information. After approving the Space Plan, Tenant shall furnish to Landlord all information that, together with the Space Plan, is necessary in the judgment of Landlord, the Architect and the Engineers to complete the architectural, engineering and final architectural working drawings for the Premises in a form that is sufficient to enable subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvement Work (the “Construction Drawings”), including electrical requirements, telephone requirements, special HVAC requirements, plumbing requirements, and all interior and special finishes (collectively, the “Additional Programming Information”). The Additional Programming Information shall be consistent with the Landlord Requirements and shall otherwise be subject to Landlord’s reasonable approval. Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information within five (5) business days after the later of Landlord’s receipt thereof or the mutual execution and delivery of this Agreement. If Landlord disapproves the Additional Programming Information, Landlord’s notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord’s objections. If Landlord disapproves the Additional Programming Information, Tenant shall modify the Additional Programming Information and resubmit it for Landlord’s review and approval. Such procedure shall be repeated as necessary until Landlord has approved the Additional Programming Information.

2.5 Construction Drawings. After approving the Additional Programming Information, Landlord shall cause the Architect and the Engineers to prepare and deliver to Tenant Construction Drawings that conform to the approved Space Plan and the approved Additional Programming Information. Such preparation and delivery shall occur within 15 business days after the later of Landlord’s approval of the Additional Programming Information or the mutual execution and delivery of this Agreement. Tenant shall approve or disapprove the Construction Drawings by notice to Landlord. If Tenant disapproves the Construction Drawings, Tenant’s notice of disapproval shall specify any revisions Tenant desires in the Construction Drawings. After receiving such notice of disapproval, Landlord shall cause the Architect and/or the Engineers to revise the Construction Drawings, taking into account the reasons for Tenant’s disapproval (provided, however, that Landlord shall not be required to cause the Architect or the Engineers to make any revision to the Construction Drawings that is inconsistent with the Landlord Requirements or that Landlord otherwise reasonably disapproves), and resubmit the Construction Drawings to Tenant for its approval. Such revision and resubmission shall occur within five (5) business days after the later of Landlord’s receipt of Tenant’s notice of disapproval or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 15 business days after the later of such receipt or such mutual execution and delivery) if such revision is material. Such procedure shall be repeated as necessary until Tenant has approved the Construction Drawings. The Construction Drawings approved by Landlord and Tenant are referred to in this Work Letter as the “Approved Construction Drawings”.

2.6 Time Deadlines. Tenant shall use its best efforts to cooperate with Landlord and its architect, engineers and other consultants to complete all phases of the Plans, obtain the permits for the Tenant Improvement Work and approve the Cost Proposal (defined in Section 3.2 below) as soon as possible after the execution of this Agreement, and Tenant shall meet with Landlord, in accordance with a schedule determined by Landlord, to discuss the parties’ progress. Without limiting the foregoing, Tenant shall cause the Pricing Completion Date (defined below) to occur on or before the Pricing Due Date (defined below). As used in this Work Letter, “Pricing Completion Date” means the date on which Tenant approves the Cost Proposal pursuant to Section 3.2 below. As used in this Work Letter, “Pricing Due Date” means June 30, 2010; provided, however, that the Pricing Due Date shall be extended by one day for each day, if any, by which the Pricing Completion Date is delayed by any failure of Landlord to comply with its obligations under this Section 2 or Sections 3.2 or 3.3.3 below.

3	CONSTRUCTION.

3.1 Contractor. A contractor designated by Landlord (the “Contractor”) shall perform the Tenant Improvement Work. In addition, Landlord may select and/or approve of any subcontractors, mechanics and materialmen used in connection with the performance of the Tenant Improvement Work.

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3.2 Cost Proposal. Within 10 business days after the Approved Construction Drawings are approved by Landlord and Tenant, Landlord shall provide Tenant with Landlord’s reasonable estimate (the “Cost Proposal”) of the cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Construction Drawings. Tenant shall provide Landlord with notice approving or disapproving the Cost Proposal. If Tenant disapproves the Cost Proposal, Tenant’s notice of disapproval shall be accompanied by proposed revisions to the Approved Construction Drawings that Tenant requests in order to resolve its objections to the Cost Proposal, and Landlord shall respond as required under Section 3.3.3 below. Such procedure shall be repeated as necessary until the Cost Proposal is approved by Tenant. Upon Tenant’s approval of the Cost Proposal, Landlord may purchase the items set forth in the Cost Proposal and commence construction relating to such items.

3.3 Construction.

3.3.1 Over-Allowance Amount. If the Cost Proposal exceeds the Allowance, then, concurrently with its delivery to Landlord of approval of the Cost Proposal, Tenant shall deliver to Landlord cash in the amount of such excess (the “Over-Allowance Amount”). Any Over-Allowance Amount shall be disbursed by Landlord before the Allowance and pursuant to the same procedure as the Allowance. If, after the Cost Proposal is approved by Tenant, any revision is made to the Approved Construction Drawings or the Tenant Improvement Work that increases the Cost Proposal, or if the Cost Proposal is otherwise increased to reflect the actual cost of all Allowance Items to be incurred by Tenant in connection with the performance of the Tenant Improvement Work pursuant to the Approved Construction Drawings, then Tenant shall deliver any resulting Over-Allowance Amount (or any resulting increase in the Over-Allowance Amount) to Landlord immediately upon Landlord’s request.

3.3.2 Landlord’s Retention of Contractor. Landlord shall independently retain the Contractor to perform the Tenant Improvement Work in accordance with the Approved Construction Drawings. In consideration of Landlord’s coordination of the Tenant Improvement Work, Tenant shall pay Landlord a fee (the “Coordination Fee”) in an amount equal to 1% of the cost of the Tenant Improvement Work, not to exceed a total Coordination Fee of $2,500.00 (the “Coordination Fee Cap”); provided that the Coordination Fee Cap under this Work Letter shall be reduced by any “Coordination Fee” paid by Tenant pursuant to the “Work Letter” attached to the Existing Lease Amendment, such that Tenant shall not be required to pay in excess of $2,500.00 in “Coordination Fees” collectively pursuant to this Work Letter and the “Work Letter” attached to the Existing Lease Amendment. The Coordination Fee shall be in lieu of, and not in addition to, the oversight and coordination fee provided in Section 9.03 of the Agreement with respect to the Tenant Improvement Work performed pursuant to this Work Letter.

3.3.3 Revisions to Approved Construction Drawings. If Tenant requests any revision to the Approved Construction Drawings, Landlord shall provide Tenant with notice approving or reasonably disapproving such revision, and, if Landlord approves such revision, Landlord shall have such revision made and delivered to Tenant, together with notice of any resulting change in the most recent Cost Proposal, if any, within five (5) business days after the later of Landlord’s receipt of such request or the mutual execution and delivery of this Agreement if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than 10 business days after the later of such receipt or such execution and delivery) if such revision is material, whereupon Tenant, within one business day, shall notify Landlord whether it desires to proceed with such revision. If Landlord has commenced performance of the Tenant Improvement Work, then, in the absence of such authorization, Landlord shall have the option to continue such performance disregarding such revision.

3.3.4 Contractor’s Warranties. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor pursuant to the Construction Contract (defined below) with respect to the Tenant Improvement Work, and Tenant hereby waives all claims against Landlord relating to or arising out of the construction of the Tenant Improvement Work (including, without limitation, latent defects); provided, however, Landlord hereby agrees to reasonably cooperate with Tenant, at no cost to Landlord, with the enforcement of any such warranties and/or guaranties. As used in this Work Letter, “Construction Contract” means the construction contract between Landlord and the Contractor pursuant to which the Tenant Improvements will be constructed.

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4	COMPLETION.

Tenant acknowledges and agrees that the Tenant Improvement Work may be performed during Building Service Hours after the Commencement Date. Landlord and Tenant shall cooperate with each other in order to enable the Tenant Improvement Work to be performed in a timely manner and with as little inconvenience to the operation of Tenant’s business as is reasonably possible. Notwithstanding any contrary provision of this Agreement, any delay in the completion of the Tenant Improvement Work or inconvenience suffered by Tenant during the performance of the Tenant Improvement Work shall not delay the Commencement Date, nor shall it subject Landlord to any liability for any loss or damage resulting therefrom or entitle Tenant to any credit, abatement or adjustment of rent or other sums payable under the Lease. Notwithstanding any contrary provision of this Agreement, if, as a result of Tenant’s breach of this Section 4 or Section 2.6 above, the Tenant Improvement Work or any portion thereof is not completed by September 30, 2010, Landlord shall have no further obligation to perform or pay for such Tenant Improvement Work (provided that the foregoing shall not affect Tenant’s rights to otherwise apply the Allowance to the extent provided in Section 1.1 above).

5	MISCELLANEOUS.

5.1 Tenant Default. Notwithstanding any contrary provision of this Agreement, if Tenant defaults under the Agreement before the Tenant Improvement Work is completed or before the Allowance is completely disbursed, then (a) Landlord’s obligations under this Work Letter shall be excused, and Landlord may cause Tenant’s contractor to cease performance of the Tenant Improvement Work, until such default is cured, and (b) Tenant shall be responsible for any resulting delay in the completion of the Tenant Improvement Work.

5.2 Other. This Work Letter shall not apply to any space other than the Premises.

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EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

Date

Re:

Commencement Letter with respect to that certain Lease dated as of the              day of                     , 20    , by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company, as Landlord, and GIGOPTIX, INC., a Delaware corporation, as Tenant, for 13,457 rentable square feet on the 2nd floor of the Building located at 2300 Geng Road, Palo Alto, California.

Lease Id:

Business Unit Number:

Dear                                     :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Lease is ;

2.	The Termination Date of the Lease is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention. Tenant’s failure to execute and return this letter, or to provide written objection to the statements contained in this letter, within 30 days after the date of this letter shall be deemed an approval by Tenant of the statements contained herein.

Sincerely,

Authorized Signatory

Agreed and Accepted:

Tenant:

By:
Name:
Title:
Date:

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EXHIBIT E

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Lease by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company (“Landlord”) and GIGOPTIX, INC., a Delaware corporation (“Tenant”) for space in the Building located at 2300 Geng Road, Palo Alto, California.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing. Landlord shall be responsible, at Tenant’s cost and expense, for the initial installation of tenant’s name and suite number in the first floor directory.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

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8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

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19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.	Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

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EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between EOP-EMBARCADERO PLACE, L.L.C., a Delaware limited liability company (“Landlord”) and GIGOPTIX, INC., a Delaware corporation (“Tenant”) for space in the Building located at 2300 Geng Road, Palo Alto, California.

1.	Building Monument Signage

A.	During the initial Term and any extension thereof and provided that Tenant leases and occupies at least 13,457 rentable square feet in the Building, Tenant, at Tenant’s cost and expense, but subject to governmental approval, shall have the right to place its name on the Building monument sign located in front of the entrance to the Building (the “Building Monument Sign”). The design, size and color of the signage with Tenant’s name to be included on the Building Monument Sign, and the manner in which it is attached to the Building Monument Sign, shall be subject to the reasonable approval of Landlord and all applicable governmental authorities, and Landlord shall have the right to require that all names on the Building Monument Sign be of the same size and style. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Building Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord. Tenant’s right to place its name on the Building Monument Sign, and the location of Tenant’s name on the Building Monument Sign, shall be subject to the existing rights of existing tenants in the Building, and the location of Tenant’s name on the Building Monument Sign shall be further subject to Landlord’s reasonable approval. Notwithstanding anything to the contrary, the initial installation of Tenant’s name on the Building Monument Sign shall be on building standard signage and shall be completed by Landlord at Tenant’s cost and expense.

B.	Upon expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, or if Tenant leases and occupies less than 13,457 rentable square feet in the Building, Landlord, at Tenant’s cost, payable as Additional Rent within 30 days after demand therefor, shall have the right to remove Tenant’s signage from the Building Monument Sign and restore the Building Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted.

C.	The rights provided in this Section 1 shall be non-transferable unless otherwise agreed by Landlord in writing.

2.	Street Monument Signage

A.	During the initial Term and any extension thereof and provided that Tenant leases and occupies at least 13,457 rentable square feet in the Building, Tenant, at Tenant’s sole cost, but subject to governmental approval, shall have the right to place its name on the Street Monument sign located next to the Geng Road entrance to the project (the “Street Monument Sign”). The design, size and color of the signage with Tenant’s name to be included on the Street Monument Sign, and the manner in which it is attached to the Street Monument Sign, shall be subject to the reasonable approval of Landlord and all applicable governmental authorities, and Landlord shall have the right to require that all names on the Street Monument Sign be of the same size and style. Tenant, at its cost, shall be responsible for the maintenance, repair or replacement of Tenant’s signage on the Street Monument Sign, which shall be maintained in a manner reasonably satisfactory to Landlord. Tenant’s right to place its name on the Street Monument Sign, and the location of Tenant’s name on the Street Monument Sign, shall be subject to the existing rights of existing tenants in the Building, and the location of Tenant’s name on the Street Monument Sign shall be further subject to Landlord’s reasonable approval. Notwithstanding anything to the contrary, the initial installation of Tenant’s name on the Street Monument Sign shall be on building standard signage and shall be completed by Landlord at Tenant’s cost and expense.

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B.	Upon expiration or earlier termination of the Lease or Tenant’s right to possession of the Premises, or if Tenant leases and occupies less than 13,457 rentable square feet in the Building, Landlord, at Tenant’s cost, payable as Additional Rent within 30 days after demand therefor, shall have the right to remove Tenant’s signage from the Street Monument Sign and restore the Street Monument Sign to the condition it was in prior to installation of Tenant’s signage thereon, ordinary wear and tear excepted.

C.	The rights provided in this Section 2 shall be non-transferable unless otherwise agreed by Landlord in writing.

3.	Provisions Required Under Existing Security Agreement. Notwithstanding any contrary provision of this Lease:

A.	Permitted Use. No portion of the Premises shall be used for any of the following uses: any pornographic or obscene purposes, any commercial sex establishment, any pornographic, obscene, nude or semi-nude performances, modeling, materials, activities, or sexual conduct or any other use that, as of the time of the execution hereof, has or could reasonably be expected to have a material adverse effect on the Property or its use, operation or value.

B.	Subordination and Attornment. This Lease shall be subject and subordinate to any Mortgage (other than a ground lease) existing as of the date of mutual execution and delivery of this Lease (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, an “Existing Security Agreement”) or any loan document secured by any Existing Security Agreement (an “Existing Loan Document”). In the event of the enforcement by any Mortgagee of any remedy under any Existing Security Agreement or Existing Loan Document, Tenant shall, at the option of the Mortgagee or of any other person or entity succeeding to the interest of the Mortgagee as a result of such enforcement, attorn to the Mortgagee or to such person or entity and shall recognize the Mortgagee or such successor in the interest as lessor under this Lease without change in the provisions thereof; provided, however, the Mortgagee or such successor in interest shall not be liable for or bound by (i) any payment of an installment of rent or additional rent which may have been made more than thirty (30) days before the due date of such installment, (ii) any act or omission of or default by Landlord under this Lease (but the Mortgagee, or such successor, shall be subject to the continuing obligations of Landlord to the extent arising from and after such succession to the extent of the Mortgagee’s, or such successor’s, interest in the Property), (iii) any credits, claims, setoffs or defenses which Tenant may have against Landlord, or (iv) any obligation under this Lease to maintain a fitness facility at the Property. Tenant, upon the reasonable request by the Mortgagee or such successor in interest, shall execute and deliver an instrument or instruments confirming such attornment. Notwithstanding the foregoing, in the event the Mortgagee under any Existing Security Agreement or Existing Loan Document shall have entered into a separate subordination, attornment and non-disturbance agreement directly with Tenant governing Tenant’s obligation to attorn to the Mortgagee or such successor in interest as lessor, the terms and provisions of such agreement shall supersede the provisions of this Subsection.

C.	Proceeds.

1.	As used herein, “Proceeds” means any compensation, awards, proceeds, damages, claims, insurance recoveries, causes or rights of action (whenever accrued) or payments which Landlord may receive or to which Landlord may become entitled with respect to the Property or any part thereof (other than payments received in connection with any liability or loss of rental value or business interruption insurance) in connection with any taking by condemnation or eminent domain (“Taking”) of, or any casualty or other damage or injury to, the Property or any part thereof.

2.

Nothing in this Lease shall be deemed to entitle Tenant to receive and retain Proceeds except those that may be specifically awarded to it in condemnation proceedings because of the Taking of its trade fixtures and

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its leasehold improvements which have not become part of the Property and such business loss as Tenant may specifically and separately establish. Nothing in the preceding sentence shall be deemed to expand any right Tenant may have under this Lease to receive or retain any Proceeds.

3.	Nothing in this Lease shall be deemed to prevent Proceeds from being held and disbursed by any Mortgagee under any Existing Loan Documents in accordance with the terms of such Existing Loan Documents. However, if, in the event of any casualty or partial Taking, any obligation of Landlord under this Lease to restore the Premises or the Building is materially diminished by the operation of the preceding sentence, then Landlord, as soon as reasonably practicable after the occurrence of such casualty or partial Taking, shall provide written notice to Tenant describing such diminution with reasonably specificity, whereupon, unless Landlord has agreed in writing, in its sole and absolute discretion, to waive such diminution, Tenant, by written notice to Landlord delivered within 10 days after receipt of Landlord’s notice, shall have the right to terminate this Lease effective 10 days after the date of such termination notice.

4.	Furniture. Tenant shall have the right to use the furniture listed on Exhibit F-1 (the “Furniture”) during the Term, at no additional cost except as hereinafter provided. Tenant agrees that the Furniture is in its “as is” condition, and that there are no representations or warranties by Landlord regarding the suitability for Tenant’s use, the condition or any other matter relating to the Furniture. Tenant, at its sole cost and expense, shall maintain the Furniture in good condition and repair during the Term and in accordance with the conditions and requirements described in any warranties issued by the manufacturer of the Furniture and delivered to Tenant (but in no better condition or repair than as of the date of this Lease). In the event of any damage to the Furniture following the date of this Lease, Tenant shall provide written notice to Landlord of such damage and Tenant shall make any and all repairs that are necessary at Tenant’s sole cost and expense. If Tenant fails to make any repairs to the Furniture for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 3% of the cost of the repairs. At all times during the Term, Tenant shall cause the Furniture to be insured pursuant to the provisions of Section 14 of this Lease. Tenant agrees that notwithstanding anything to the contrary contained in this Lease, the Furniture is owned by Landlord and, upon the expiration or earlier termination of this Lease, all Furniture shall be returned to Landlord in the same condition as of the date of this Lease, reasonable wear and tear excepted.

5.	Extension Option.

A.	Grant of Option; Conditions. Tenant shall have the right (the “Extension Option”) to extend the Term for one period of five (5) years commencing on the day following the Termination Date and ending on the fifth anniversary of the Termination Date (the “Extension Term”), if:

1.	Landlord receives notice of exercise (“Extension Notice”) not less than 9 and not more than 12 full calendar months before the Termination Date;

2.	Tenant is not in Default under the Lease, as amended, beyond any applicable cure period when Tenant delivers its Extension Notice or when the Prevailing Market (defined below) rate for the Extension Term is determined pursuant to Subsection C below;

3.	No part of the Premises is sublet (other than pursuant to a Permitted Transfer) when Tenant delivers its Extension Notice or when the Prevailing Market rate for the Extension Term is determined pursuant to Subsection C below; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer) before the Prevailing Market rate for the Extension Term is determined pursuant to Subsection C below.

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B.	Terms Applicable to Extension Term.

1.	During the Extension Term, (a) the Base Rent rate per rentable square foot shall be equal to the Prevailing Market rate per rentable square foot; (b) Base Rent shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate; and (c) Base Rent shall be payable in monthly installments in accordance with the terms and conditions of the Lease.

2.	During the Extension Term Tenant shall pay Tenant’s Pro Rata Share of Expenses and Taxes for the Premises in accordance with the Lease.

C.	Procedure for Determining Prevailing Market. Within 30 days after receiving Tenant’s Extension Notice, Landlord shall give Tenant notice of Landlord’s estimate of the Base Rent rate for the Extension Term (the “Base Rent Notice”), which shall reflect the Prevailing Market rate. Within 15 days after receiving the Base Rent Notice, Tenant shall give Landlord either (i) written notice (“Binding Notice”) accepting the Base Rent rate described in the Base Rent Notice, or (ii) written notice (the “Rejection Notice”) rejecting such Base Rent rate. If Tenant fails to give Landlord a Binding Notice or a Rejection Notice within such 15-day period, the Extension Option shall be of no further force or effect. If Tenant timely gives Landlord a Rejection Notice, Landlord and Tenant shall work together in good faith to agree in writing upon the Prevailing Market rate for the Extension Term. If, within 30 days after timely delivery of a Rejection Notice, the parties fail to agree in writing upon the Prevailing Market rate, Tenant’s Extension Option shall be of no further force or effect.

D.	Extension Amendment. If Tenant is entitled to and properly exercises its Extension Option, and if the Prevailing Market rate for the Extension Term is determined in accordance with Subsection C above, Landlord, within a reasonable time thereafter, shall prepare and deliver to Tenant an amendment (the “Extension Amendment”) reflecting changes in the Base Rent, the Term, the Termination Date, and other appropriate terms, and Tenant shall execute and return the Extension Amendment to Landlord within 15 days after receiving it. Notwithstanding the foregoing, upon determination of the Prevailing Market rate for the Extension Term in accordance with Subsection C above, an otherwise valid exercise of the Extension Option shall be fully effective whether or not the Extension Amendment is executed.

E.	Definition of Prevailing Market. For purposes of this Extension Option, “Prevailing Market” shall mean the arms-length, fair-market, annual rental rate per rentable square foot under extension and renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Palo Alto, California area. The determination of Prevailing Market shall take into account any material economic differences between the terms of the Lease, as amended, and any comparison lease or amendment, such as rent abatements, construction costs and other concessions, and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under the Lease, as amended.

F.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Extension Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building or the project in which the Building is located existing on the date hereof.

6.

Contingency. Landlord and Tenant are currently parties to that certain lease dated March 21, 2005 between Landlord, as landlord, and Tenant’s predecessor-in-interest, as tenant, for space in the building located at 2400 Geng Road in Palo Alto, California (as amended, the “Existing Lease”). Landlord and Tenant are currently negotiating the terms of an amendment to the Existing Lease (the “Existing Lease Amendment”)

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reducing the premises that are subject to the Existing Lease. If Landlord and Tenant have not entered into the Existing Lease Amendment on or prior to the date that is one (1) business day after the date of full execution and delivery of this Lease (“Contingency Date”), this Lease shall be of no force or effect.

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Schedule F-1

Furniture Inventory

[to be attached]

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2300 Geng Road, Suite 250 standing inventory

Product Haworth Premise

Panels	Task Lights
42”x30” power = 10	60” = 39
42”x60” power = 10	30” = 37
53”x60” Non Power = 44
53”x48” Non Power = 46
64”x60” Power = 20	Electrical
64”x60” Power = 11	Base Feeds = 2
64”x30” Power = 63	Power Poles = 7
64”x30” Non Power = 6	Duplexes = 92

Work Surfaces	Task Chairs
60”x30” = 92	83
30”x30” = 46

Pedestals	Connectors
File/File = 18	64”4way = 11
BBF = 74	3way = 10
2way = 4
Open Shelves	Straight = 31
60” = 41	53” 2way = 34
30” = 41	42” Straight = 11

Key Boards = 6

Mobile Tables
60”x30” = 2

Reception Station = 1

Side chairs = 4
2 hi mobile bookcase = 1
Double pedestal Desks = 4 (36”x72”)
Double pedestal credenza = 1(24”x72”)
Desk with Right Return = 2
Desk w/o return = 1
Credenza = 1
Freestanding tables 62”x30” = 5
Break Room Tables 42” round = 2
Red Stack Chairs = 4
Burgundy Stack Chairs = 4
48” round table = 1

EXHIBIT G

PARKING AGREEMENT

This Exhibit is attached to and made a part of the Lease by and between EOP-EMBARCADERO PLACE, L.L.C. (“Landlord”) and GIGOPTIX, INC., a Delaware corporation (“Tenant”) for space in the Building located at 2300 Geng Road, Palo Alto, California.

1.	During the initial Term, Tenant agrees to lease from Landlord and Landlord agrees to lease to Tenant a total of 45 unreserved parking spaces and 0 reserved spaces (collectively, the “Spaces”), for the use of Tenant and its employees, in the parking facility owned by Landlord that serves the Building (the “Parking Facility”), and if the Parking Facility includes a garage, then such Spaces may be in, or on the roof of, such garage. No deductions or allowances shall be made for days when Tenant or any of its employees do not utilize the Parking Facility or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of reserved and unreserved Spaces set forth above.

2.	During the initial Term, Tenant shall pay Landlord, as Additional Rent in accordance with Section 4 of the Lease, the sum of $0.00 per month, plus applicable tax thereon, if any, for each unreserved Space leased by Tenant hereunder, and the sum of $0.00 per month, plus applicable tax thereon, if any, for each reserved Space leased by Tenant hereunder, as such rates may be adjusted from time-to-time to reflect the then current rate for parking in the Parking Facility.

3.	Except for particular spaces and areas designated by Landlord or the Operator (as defined in paragraph 10, below) for reserved parking, all parking in the Parking Facility shall be on an unreserved, first-come, first-served basis.

4.	Neither Landlord nor its Operator shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Parking Facility regardless of whether such loss or theft occurs when the Parking Facility is locked or otherwise secured. Except as caused by the negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Parking Facility or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees. Except as caused by the negligence or willful misconduct of Operator and without limiting the terms of the preceding sentence, Operator shall not be liable for any loss, injury or damage to persons using the Parking Facility or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

5.	Landlord or its Operator shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Parking Facility, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

6.	Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

7.	Landlord or the Operator shall have the right to temporarily close the Parking Facility or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Facility.

8.	Tenant shall not assign or sublease any of the Spaces without the consent of Landlord. Landlord shall have the right to terminate this Parking Agreement with respect to any Spaces that Tenant desires to sublet or assign. Landlord shall provide Tenant written notice of such termination in the event that Landlord exercises its right to terminate.

9.	Landlord or the Operator may elect to provide parking cards or keys to control access to the Parking Facility. In such event, Landlord or the Operator shall provide Tenant with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord or the Operator shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

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10.	Landlord hereby reserves the right to enter into a management agreement or lease with another entity for the operation of the Parking Facility (“Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement with the Operator and pay the Operator the monthly charge established hereunder, and Landlord shall have no liability for claims arising through acts or omissions of the Operator unless caused by Landlord’s negligence or willful misconduct. It is understood and agreed that the identity of the Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and any Operator shall be freely assignable by such Operator or any successors thereto.

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EXHIBIT H-1

HAZARDOUS MATERIALS

This Exhibit is attached to and made a part of the Lease by and between EOP-EMBARCADERO PLACE, L.L.C. (“Landlord”) and GIGOPTIX, INC., a Delaware corporation (“Tenant”) for space in the Building located at 2300 Geng Road, Palo Alto, California.

1.	HAZARDOUS MATERIALS.

A.	General Restrictions. Tenant shall conduct its business and shall cause each Tenant Related Party to act in such a manner as to (a) not release or permit the release of any Hazardous Material in, under, on or about the Premises, Building or Property, or (b) not use, store, generate, treat, discharge, disperse, handle, manufacture, transport or dispose of (collectively, “Handle”) any Hazardous Materials (other than incidental amounts of customary cleaning and office supplies) in or about the Premises, Building or Property without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion (“Hazardous Materials Consent Requirements”). “Hazardous Material” means any hazardous, explosive, radioactive or toxic substance, material or waste which is or becomes regulated by any local, state or federal governmental authority or agency, including, without limitation, any material or substance which is (i) defined or listed as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant” or “contaminant” under any regulation, (ii) petroleum or petroleum derivative, (iii) a flammable explosive, (iv) a radioactive material or waste, (v) a polychlorinated biphenyl, (vi) asbestos or asbestos containing material, (vii) infectious waste, or (viii) a carcinogen (collectively, the “Regulations”).

B.	Required Disclosures. Prior to Tenant (and at least 5 days prior to any assignee or any subtenant of Tenant) taking possession of any part of the Premises, and on each anniversary of the Commencement Date (each such date is hereinafter referred to as a “Disclosure Date”), until and including the first Disclosure Date occurring after the expiration or sooner termination of the Lease, Tenant shall disclose to Landlord in writing the names and amounts of all Hazardous Materials, or any combination thereof, which were Handled on, in, under or about the Premises, Building or Property for the 12-month period prior to such Disclosure Date, or which Tenant intends to Handle on, under or about the Premises during the 12-month period following the Disclosure Date by executing and delivering to Landlord a “Hazardous Materials Questionnaire”, in the form attached hereto as Exhibit H-2 (as updated and modified by Landlord, from time to time). Tenant’s disclosure obligations under this Section I.B shall include a requirement that, to the extent any information contained in a Hazardous Materials Questionnaire previously delivered by Tenant shall become inaccurate in any material respect, Tenant shall immediately deliver to Landlord a new updated Hazardous Materials Questionnaire.

C.	Additional Obligations. If any Hazardous Materials shall be released into the environment comprising or surrounding the Building or Property in connection with the acts, omissions or operations of Tenant or any Tenant Related Party, Tenant shall at its sole expense promptly prepare a remediation plan therefor consistent with applicable Regulations and recommended industry practices (and approved by Landlord and all governmental agencies having jurisdiction) to fully remediate such release, and thereafter shall prosecute the remediation plan so approved to completion with all reasonable diligence and to the satisfaction of Landlord and applicable governmental agencies. If any Hazardous Materials are Handled in, under, on or about the Premises during the Term, or any extension, holdover or renewal thereof, or if Landlord determines in good faith that any release of any Hazardous Material or violation of Hazardous Materials Regulations may have occurred in, on, under or about the Premises during the Term or any extension, holdover or renewal thereof, Landlord may require Tenant to at Tenant’s sole expense, (i) retain a qualified environmental consultant reasonably satisfactory to Landlord to conduct a reasonable investigation (an “Environmental Assessment”) of a nature and scope reasonably approved in writing in advance by Landlord with respect to the existence of any Hazardous Materials in, on, under or about the Premises and providing a review of all Hazardous Materials activities of Tenant and the Tenant Related Parties, and (ii) provide to Landlord a reasonably detailed, written report, prepared in accordance with the institutional real estate standards, of the Environmental Assessment.

D.

Indemnity. Tenant shall indemnify, defend (by counsel reasonably acceptable to Landlord), protect and hold Landlord and the Landlord Related Parties harmless from and against any and all claims, liabilities, losses, costs, loss of rents, liens, damages, injuries

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or expenses (including attorneys’ and consultants’ fees and court costs), demands, causes of action, or judgments directly or indirectly arising out of or related to the use, generation, storage, release, or disposal of Hazardous Materials by Tenant or any of the Tenant Related Parties in, on, under or about the Premises, the Building or the Property or surrounding land or environment, which indemnity shall include, without limitation, damages for personal or bodily injury, property damage, damage to the environment or natural resources occurring on or off the Premises, the Building or the Property, losses attributable to diminution in value or adverse effects on marketability, the cost of any investigation, monitoring, government oversight, repair, removal, remediation, restoration, abatement, and disposal, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the expiration or earlier termination of the Lease. Neither the consent by Landlord to the use, generation, storage, release or disposal of Hazardous Materials nor the strict compliance by Tenant with all Laws pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification pursuant to this Section I.D. Tenant’s obligations pursuant to the foregoing indemnity shall survive the expiration or earlier termination of the Lease.

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EXHIBIT H-2

HAZARDOUS MATERIALS QUESTIONNAIRE

THIS HAZARDOUS MATERIALS QUESTIONNAIRE (the “Questionnaire”) is designed to solicit information regarding Tenant’s proposed use, generation, treatment, storage, transfer or disposal of hazardous or toxic materials, substances or wastes. The reference herein to any such items shall include all items defined as “Hazardous Materials,” “Hazardous Substances,” “Hazardous Wastes,” “Toxic Materials,” “Toxic Substances, “Toxic Wastes,” or such similar definitions contained in the Lease. Please complete the questionnaire and return it to Landlord for evaluation. If Tenant’s use of materials or substances, or generation of wastes is considered to be significant, further information may be requested by Landlord regarding Tenant’s plans for hazardous and toxic materials management. Your cooperation in this matter is appreciated. If you have any questions, do not hesitate to call the Property Manager for assistance.

1.	PROPOSED TENANT.

TENANT:

Standard Industrial Classification Code (SIC):

Street Address:

City, State, Zip Code:

Contact Person & Title:

Telephone Number:	( )	Facsimile Number:	( )

2.	LOCATION AND ADDRESS OF PROPOSED LEASE

Street Address:

City, State, Zip Code:

Bordering Streets:

Streets to which Premises has Access:

3.	DESCRIPTION OF PREMISES

Floor Area:

Number of Parking Spaces:

Date of Original Construction:

Past Uses of Premises:

Dates and Descriptions of Significant Additions, Alterations or Improvements:

Proposed Additions, Alterations or Improvements, if any:

4.	DESCRIPTION OF PROPOSED PREMISES USE

Describe proposed use and operation of Premises including (i) services to be performed, (ii) nature and types of manufacturing or assembly processes, if any, and (iii) the materials or products to be stored at the Premises.

Will the operation of your business at the Premises involve the use, generation, treatment, storage, transfer or disposal of hazardous wastes or materials? Do they now? Yes          No          If the answer is “yes,” or if your SIC code number is between 2000 to 4000, please complete Section V.

5.	PERMIT DISCLOSURE

Does or will the operation of any facet of your business at the Premises require any permits, licenses or plan approvals from any of the following agencies?

U.S. Environmental Protection Agency	Yes	No

City or County Sanitation District	Yes	No

State Department of Health Services	Yes	No

U.S. Nuclear Regulatory Commission	Yes	No

Air Quality Management District	Yes	No

Bureau of Alcohol, Firearms and Tobacco	Yes	No

City or County Fire Department	Yes	No

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Regional Water Quality Control Board	Yes	No

Other Governmental Agencies	Yes	No

(If yes, identify:	)

If the answer to any of the above is “yes,” please indicate permit or license numbers, issuing agency and expiration date or renewal date, if applicable.

If your answer to any of the above is “yes,” please complete Sections 6 and 7 below.

6.	HAZARDOUS MATERIALS DISCLOSURE

Will any hazardous or toxic materials or substances be stored on the Premises? Yes         No         If the answer is “yes,” please describe the materials or substances to be stored, the quantities thereof and the proposed method of storage of the same (i.e., drums, aboveground or underground storage tanks, cylinders, other), and whether the material is a Solid (S), Liquid (L) or Gas (G):

Material/Substance	Quantity to be Stored on Premises	Storage Method	Amount to be Stored on a Monthly Basis	Maximum Period of Premises Storage

Attach additional sheets if necessary.

Is any modification of the Premises improvements required or planned to mitigate the release of toxic or hazardous materials substance or wastes into the environment? Yes         No         If the answer is “yes,” please describe the proposed Premises modifications:

7.	HAZARDOUS WASTE DISCLOSURE

Will any hazardous waste, including recyclable waste, be generated by the operation of your business at the Premises? Yes         No         If the answer is “yes,” please list the hazardous waste which is expected to be generated (or potentially will be generated) at the Premises, its hazard class and volume/frequency of generation on a monthly basis.

Waste Name	Hazard Class	Volume/Month	Maximum Period of Premises Storage

Attach additional sheets if necessary.

If the answer is “yes,” please also indicate if any such wastes are to be stored within the Premises and the proposed method of storage (i.e., drums, aboveground or underground storage tanks, cylinders, other).

Waste Name	Storage Method

Attach additional sheets if necessary.

If the answer is “yes,” please also describe the method(s) of disposal for each waste. Indicate where disposal will take place including the methods, equipment and companies to be used to transport the waste:

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Is any treatment or processing of hazardous wastes to be conducted at the Premises? Yes         No         If the answer is “yes,” please describe proposed treatment/processing methods:

Which agencies are responsible for monitoring and evaluating compliance with respect to the storage and disposal of hazardous materials or wastes at or from the Premises? (Please list all agencies):

Have there been any agency enforcement actions regarding Tenant (or any affiliate thereof), or any existing Tenant’s (or any affiliate’s) facilities, or any past, pending or outstanding administrative orders or consent decrees with respect to Tenant or any affiliate thereof? Yes          No         If the answer is “yes,” have there been any continuing compliance obligations imposed on Tenant or its affiliates as a result of the decrees or orders? Yes          No          If the answer is “yes,” please describe:

Has Tenant or any of its affiliates been the recipient of requests for information, notice and demand letters, cleanup and abatement orders, or cease and desist orders or other administrative inquiries? Yes          No          If the answer is “yes,” please describe:

Are there any pending citizen lawsuits, or have any notices of violations been provided to Tenant or its affiliates or with respect to any existing facilities pursuant to the citizens suit provisions of any statute? Yes          No          If the answer is “yes,” please describe:

Have there been any previous lawsuits against the company regarding environmental concerns? Yes          No         If the answer is “yes,” please describe how these lawsuits were resolved:

Has an environmental audit ever been conducted at any of your company’s existing facilities? Yes          No          If the answer is “yes,” please describe:

Does your company carry environmental impairment insurance? Yes          No         If the answer is “yes,” what is the name of the carrier and what are the effective periods and monetary limits of such coverage?

8.	EQUIPMENT LOCATED OR TO BE LOCATED AT THE PREMISES

Is (or will there be) any electrical transformer or other equipment containing polychlorinated biphenyls located at the Premises? Yes          No          If the answer is “yes,” please specify the size, number and location (or proposed location):

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Is (or will there be) any tank for storage of a petroleum product located at the Premises? Yes          No          If the answer is “yes,” please specify capacity and contents of tank; permits, licenses and/or approvals received or to be received therefor and any spill prevention control or conformance plan to be taken in connection therewith:

9.	ONGOING ACTIVITIES (APPLICABLE TO TENANTS IN POSSESSION)

Has any hazardous material, substance or waste spilled, leaked, discharged, leached, escaped or otherwise been released into the environment at the Premises? Yes          No          If the answer is “yes,” please describe including (i) the date and duration of each such release, (ii) the material, substance or waste released, (iii) the extent of the spread of such release into or onto the air, soil and/or water, (iv) any action to clean up the release, (v) any reports or notifications made of filed with any federal, state, or local agency, or any quasi-governmental agency (please provide copies of such reports or notifications) and (vi) describe any legal, administrative or other action taken by any of the foregoing agencies or by any other person as a result of the release:

This Hazardous Materials Questionnaire is certified as being true and accurate and has been completed by the party whose signature appears below on behalf of Tenant as of the date set forth below.

DATED:

GIGOPTIX, INC., a Delaware corporation

By:

Name:

Title:

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